EXHIBIT 6.1

EXCLUSIVE LICENSE AGREEMENT BETWEEN

GALEXXY CORPORATION

AND

GALEXXY HOLDINGS, INC.

THIS AGREEMENT is made as of this 18th day of July 2022 by and between Galexxy Corporation, a corporation organized and existing under the laws of the State of Nevada, with offices at 4630 Campus Drive Suite 104. Newport Beach, CA 92660 (hereinafter “LICENSOR”), and Galexxy Holdings, Inc., a corporation organized and existing under the laws of the State of Nevada, with offices at 4630 Campus Drive Suite 104. Newport Beach, CA 92660 (hereinafter “LICENSEE”), and when used collectively, the “Parties’’.

WITNESSETH

WHEREAS, LICENSOR possesses exclusive licenses to proprietary Cannabidiol “CBD products through its GENUS™ brand (“GENUS’’), as well as its Virtual Retail Marketing System”, (“VRMS’’). Licensee intends to deploy, market, and promote the licensed GENUS CBD brands and VRMS technology, systems and devices and at its discretion expand the development of such systems and products described in detail in Schedule A attached hereto (hereinafter the ‘‘VRMS technology and GENUS CBD products’“); and

WHEREAS, LICENSOR is the sole and exclusive owner of said VRMS and GENUS products as well as the holder of any other information needed to produce, manufacture and operate the technology and related systems (hereinafter collectively, the VRMS and GENUS know how”);

WHEREAS, LICENSEE desires to utilize the VRMS Technology, GENUS CBD products and the VRMS and GENUS know how (hereinafter collectively “the Intellectual Property”) in the design, development and sale of the types of products and services listed in the attached Schedule A (the “Licensed Products”); and

WHEREAS, LICENSOR and LICENSEE believe it is in their mutual interest and desire to enter into an agreement whereby LICENSEE would use the LICENSOR’s Intellectual Property in the design, development, and sale of the Licensed Products pursuant to the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of this Agreement, the parties hereto agree as follows:

1. LICENSE GRANT

1.1 LICENSOR hereby grants to LICENSEE and its sub-licensees. for the Term, of this Agreement as defined herein below, an exclusive, assignable, right and license to make, use, and sell the Intellectual Property in order to develop, implement, process, prepare and sell the Licensed Products using the Intellectual Property in the countries identified in Schedule A attached hereto (hereinafter the “Territory”).

1.2 The LICENSEE may grant sub-licenses to third parties under this Agreement.

1.3 As used in this Agreement. the VRMS technology and GENUS products shall mean and include knowledge, know-how, processes, inventions. techniques, formulae, products, business operations, business plans, business contacts, marketing plans, customer requirements, designs, sketches, photographs, drawings, specifications, reports, studies, findings, data, plans, or other records and/or Apparatus, including such VRMS and GENUS know how’s as set forth in greater detail below, trademarks, trade secrets, trade names, designed, developed, and/or owned by LICENSOR.

1.4 As used in the Agreement, the VRMS and GENUS know how shall mean and include the VRMS and GENUS know how identified more fully in the attached Schedule A, along with any VRMS and GENUS know how on improvements thereof. In addition, the VRMS and GENUS know how shall mean and include the following:

1.5 The license granted herein is subject to an exclusive license from the LICENSOR to make, use, and sell the systems and methods embodying the invention(s) of the VRMS technology and GENUS products in countries which are included in the Territory.

2. PAYMENT

2.1 In consideration for the licenses granted hereunder. LICENSEE agrees to market and promote the VRMS and GENUS products in the Territory, as per 2022 levels as a minimum amount, as consideration for LICENSOR entering into the exclusive license agreement by and between LICENSOR and LICENSEE. (hereinafter the ‘“License Fee’“).

3. CONFIDENTIALITY

4.1 Each Party acknowledges that it will have access to certain confidential information of the other Party concerning the other Party’s business, plans, clients, VRMS technology and GENUS products, and products and other information held in confidence by the other Party (“Confidential Information”). Confidential Information includes all information in tangible or intangible form that is marked or designated as confidential or that, under the circumstances of its disclosure, should be considered confidential. Each Party agrees that it will not use in any way, for its own account or the account of any third party, except as expressly permitted by, or required to achieve the purposes of this Agreement, nor disclose to any third party (except as required by law or to that party’s attorneys, accountants and other advisors as reasonably necessary), any or the other Party’s Confidential Information and will take reasonable precautions to protect the confidentiality of such information, at least as stringent as it takes to protect its own Confidential Information.

4.2 Notwithstanding the foregoing. Confidential Information shall not include information which: (i) is known to the receiving party at the time of disclosure or becomes known to the receiving party without breach of this Agreement; (ii) is or becomes publicly known through no wrongful act of the receiving party or any subsidiary of the receiving party; (iii) is rightfully received from a third party without restriction on disclosure; (iv) is independently developed by the receiving party or any of its subsidiary; (v) is furnished to any third party by the disclosing party without restriction on its disclosure; (vi) is approved for release upon a prior written consent of the disclosing party; (vii) is disclosed pursuant to judicial order, requirement of a governmental agency or by operation of law.

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4.3 The receiving party agrees that it will not disclose any Confidential Information to any third party and will not use Confidential Information of the disclosing party for any purpose other than for the performance of the rights and obligations hereunder during the term of this Agreement and for a period of five (5) years thereafter, without the prior written consent of the disclosing party. The receiving party further agrees that Confidential Information shall remain the sole property of the disclosing party and that it will take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information by its employees. No license shall be granted by the disclosing party to the receiving party with respect to Confidential Information disclosed hereunder unless otherwise expressly provided herein.

4.4 Upon the request of the disclosing party, the receiving party will promptly return all Confidential Information furnished hereunder and all copies thereof.

4.5 The Parties agree that all publicity and public announcements concerning the formation and existence of this Agreement shall be jointly planned and coordinated by and among the Parties. Neither party shall disclose any of the specific terms of this Agreement to any third party without the prior written consent of the other party, which consent shall not be withheld unreasonably. Notwithstanding the foregoing, any party may disclose information concerning this Agreement as required by the rules, orders, regulations, subpoenas or directives of a court, government or governmental agency, after giving prior notice to the other party.

4.6 Except as otherwise set forth in this Agreement, neither party will make any public statement, press release or other announcement relating to the terms of or existence of this Agreement without the prior written approval of the other.

5. OBLIGATIONS OF LICENSOR

5.1 Beginning upon the effective date of this Agreement, LICENSOR shall meet with and provide LICENSEE with such Intellectual Property relating to the installation and operation of specifications, designs, and processing procedures, methods, layout and the like which LICENSOR believes LICENSEE may require in order to implement and sell Licensed Products in the Territory.

6. OBLIGATIONS OF LICENSEE

6.1 LICENSEE shall fully comply with the marking provisions of the intellectual property laws of the applicable countries in the Licensed Territory.

7. REPRESENTATIONS AND WARRANTIES

7.1 LICENSOR represents and warrants that (i) LICENSOR has the right and power to grant the licenses granted herein and that there are no other agreements with any other party in conflict with such grant: and (ii) LICENSOR has no actual knowledge that the Intellectual Property licensed hereunder infringe any valid rights of any third party.

7.2 LICENSEE represents and warrants that the (i) LICENSEE has the power and authority to enter into and perform its obligations pursuant to this Agreement.

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8. TERM AND TERMINATION

8. 1 This Agreement shall be effective as of the date of execution by both parties and shall extend in perpetuity from the effective date thereof (hereinafter the “Term’’).

8.2 LICENSOR Right to Terminate. LICENSOR shall have the right to immediately terminate this Agreement by giving written notice to LICENSEE in the event that LICENSEE files a petition in bankruptcy, or is adjudicated bankrupt or insolvent, or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law.

8.3 LICENSEE Right to Terminate. LICENSEE shall have the right to terminate this Agreement at any time upon thirty (30) days’ written notice to LICENSOR, such termination to become effective at the conclusion of such thirty-day period.

8.4 Upon the expiration or termination of this Agreement, all exclusive rights granted to LICENSEE under this Agreement shall forthwith terminate.

9. INFRINGEMENT

9.1 LICENSOR agrees to defend the VRMS technology and GENUS products against infringement by third parties upon notification by LICENSEE to LICENSOR with or without the request that LICENSOR proceed to take such steps to end such infringement.

If LICENSOR does not institute an infringement suit within thirty (30) days after LICENSEE’s written request that it do so, or should LICENSOR thereafter fail to press such action vigorously, LICENSEE may institute and prosecute such lawsuit in the name of LICENSOR.

9.2 The parties agree to fully cooperate with the other party in the prosecution of any such suit. The party bringing suit shall reimburse the other party for the expenses incurred as a result of such cooperation.

10. INDEMNITY

10.1 LICENSEE agrees to defend, indemnify and hold LICENSOR and its officers, directors, agents. and employees, harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred through claims of third parties against LICENSOR based on the implementation or sale of the Licensed Products including, but not limited to, actions founded on product liability.

10.2 LICENSOR agrees to defend, indemnify and hold LICENSEE and its officers, directors, agents, sub-licensees, employees, and customers, harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred through claims of third parties against LICENSEE based on a breach by LICENSOR of any representation and warranty made in this Agreement, including but not limited to claims by a third party of infringement based on the implementation, use, or sale of items embodying the invention of the VRMS technology and GENUS products.

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11. TAXES AND GOVERNMENTAL APPROVALS

11.1 LICENSEE shall be solely responsible for the payment of any and all taxes, fees, duties and other payments incurred in relation to the manufacture, use and sale of the systems and methods of the Intellectual Property or Licensed Products.

11.2 LICENSEE shall be solely responsible for applying for and obtaining any approvals, authorizations, or validations necessary to effectuate the terms of this Agreement under the appropriate national laws of each of the countries in the Licensed Territory.

12. NOTICE

12.1 Any notice required to be given under this Agreement shall be in writing and delivered personally to the other designated party at the above stated address or mailed by certified, registered or Express mail, return receipt requested or by Federal Express.

12.2 Either party may change the address to which notice or payment is to be sent by written notice to the other under any provision of this paragraph.

MISCELLANEOUS

13.1 JURISDICTION/DISPUTES - This Agreement shall be governed in accordance with the laws of the State of Nevada, without regard to the conflict of laws. All disputes under this Agreement shall be resolved by litigation in the courts of the State of Nevada including the appropriate United States District Court therein and the Parties all consent to the jurisdiction of such courts, agree to accept service of process by mail, and hereby waive any jurisdictional or venue defenses otherwise available to it.

13.2 AGREEMENT BINDING ON SUCCESSORS - The provisions of this Agreement shall be binding and inure to the benefit of the Parties hereto, their heirs, administrators, successors, and assigns.

13.3 ASSIGNABILITY - Neither Party may assign this Agreement or the rights and obligations hereunder to any third party without the prior express written approval of the other Party which shall not be unreasonably withheld.

13.4 WAIVER - No waiver by either Party of any default shall be deemed as a waiver of prior or subsequent default of the same of other provisions of this Agreement.

13.5 SEVERABILITY - If any term, clause, or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause, or provision and such invalid term, clause, or provision shall be deemed to be severed from this Agreement.

13.6 FORCE MAJEURE - Except for obligations to make payment, neither Party shall be deemed in breach of this Agreement for any failure to perform an obligation where such failure is cause by an Act of God, war, or major natural disaster (i.e. hurricane, flood, earthquake).

13.7 INTEGRATION - This Agreement constitutes the entire understanding of the Parties. and revokes and supersedes all prior agreements between the Parties and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed

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SCHEDULE A TO

EXCLUSIVE LICENSE AGREEMENT DATED JULY 18, 2022

BETWEEN

GALEXXY CORPORATION

AND

GALEXXY HOLDINGS, INC.

1. Intellectual Propertv

1.1 The inventions, systems, methods, apparatuses, techniques, and know-how embodied in the VRMS technology and GENUS CBD products and VRMS and GENUS know how.

1.2 The inventions, systems, methods, apparatuses, formulae, techniques, and know-how embodied in the following:

i. the VRMS technology and the GENUS CBD products;

ii. All future VRMS technology and GENUS products developed by the LICENSOR.

2. Licensed Products

2.1 The Licensed Products are as follows:

i. The operational, formulae, instructions, branding, technical data and physical systems for the LICENSORS VRMS technology and GENUS products;

ii. All other applications of all current and future VRMS technology and GENUS products developed by the LICENSOR.

3. Licensed Territorv

3.1 The following countries shall constitute the Licensed Territory:

•	North America; Countries as follows:

•	Antigua and Barbuda

•	Bahamas

•	Barbados

•	Belize

•	Canada

•	Costa Rica

•	Cuba

•	Dominica

•	Dominican Republic

•	El Salvador

•	Grenada

•	Guatemala

•	Haiti

•	Honduras

•	Jamaica

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by the Parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents which may conflict with this Agreement.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

GALEXXY CORPORATION	GALEXXY HOLDINGS, INC.

/s/ Geza Molnar	/s/ Ross Lyndon-James
Geza Molnar Director and CFO	Ross Lyndon-James President and CEO
July 18, 2022	July 18, 2022

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•	Mexico

•	Nicaragua

•	Panama

•	Saint Kitts and Nevis

•	Saint Lucia

•	Saint Vincent and the Grenadines

•	Trinidad and Tobago

•	United States

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